UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 15, 2013

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, Missouri 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2013, WireCo WorldGroup Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Christopher L. Ayers, pursuant to which Mr. Ayers will serve as the President and Chief Executive Officer of the Company, commencing on July 7, 2013. See Item 5.02 below for a further description of the Employment Agreement.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On May 15, 2013, the Company entered into an employment agreement with Christopher L. Ayers pursuant to which Mr. Ayers will serve as the President and Chief Executive Officer of the Company.   Mr. Ayers's employment period shall commence on July 7, 2013, and shall continue through the third anniversary of his commencement date, unless otherwise terminated earlier pursuant to the terms of the Employment Agreement. Upon his commencement of employment, Mr. Ayers will replace Dr. Stephan Kessel who has served as interim Chief Executive Officer since April 11, 2013. Mr. Ayers will also be appointed as Director of WireCo WorldGroup (Cayman) Inc., the indirect parent of WireCo WorldGroup Inc., and certain of its subsidiaries.
Pursuant to the Employment Agreement, Mr. Ayers is entitled to a base salary at the rate of $1 million per annum. Mr. Ayers is also eligible for an annual target bonus opportunity of $1.25 million, with the possibility of earning an annual bonus of up to $1.5 million, in each case upon the achievement of pre-established performance goals as established by the Board of Directors. For the fiscal year ending 2013, Mr. Ayers is entitled to a guaranteed minimum bonus of $750,000.
Mr. Ayers is also entitled to a special bonus amount in the event a change in control (as defined in Internal Revenue Code Section 409A) occurs within three (3) years of his commencement date, so long as he is employed as of the closing date of such transaction. The Special Bonus ranges from an amount equal to the product of 30,000 and the per share deal price (the “Deal Share Price”) (if the deal occurs within the first year of his employment), the product of 20,000 and the Deal Share Price (if the deal occurs within the second year of his employment), and the product of 10,000 and the Deal Share Price (if the deal occurs within the third year of his employment). The Special Bonus is payable in the same proportion of cash and/or equity consideration received by the controlling shareholders of the Company in connection with the change in control.
The Employment Agreement generally provides that in the event that Mr. Ayers is terminated by the Company without “Cause” (as defined in the Employment Agreement) or terminates his employment for “Good Reason” (as defined in the Employment Agreement), he shall be entitled severance payments in an amount equal to his base salary and the average annual bonus paid to him during his prior two years of service, payable in equal monthly or semi-monthly installments over an eighteen month period and conditioned on his execution of a general release.
Under the terms of the Employment Agreement, upon his commencement of employment, Mr. Ayers shall receive a grant of non-qualified stock options (the "Option") to purchase up to 100,000 shares of the common stock of the Parent (the "Common Stock") in accordance with the Parent's 2008 Long-Term Incentive Plan (the "2008 Plan") and subject to the terms of the existing 2007 and 2008 shareholders' agreements with the Parent and other shareholders (the “Shareholders' Agreements”). The Option will vest in equal parts on the first, second, and third anniversaries of Mr. Ayer's commencement of employment, subject to full vesting upon a change in control and have an exercise price equal to the fair market value of the Common Stock as of the date of grant.
Under the terms of the Employment Agreement, upon his commencement of employment, Mr. Ayers also will receive a one-time grant of 13,800 shares of Common Stock (the “Restricted Stock”), subject to the terms of the 2008 Plan and the Shareholders' Agreements. The Restricted Stock shall vest fully on the fourth anniversary of Mr. Ayer's commencement of employment, provided that if he is terminated without “Cause” (as defined in the Employment Agreement”), he terminates his employment for “Good Reason” (as defined in the Employment Agreement”), or if the Company fails to renew the Employment Agreement, the Restricted Stock shall vest in proportion to the executive's service period measured from the commencement date. The Restricted Stock shall be fully vested upon a change in control. Additional benefits provided to Mr. Ayers pursuant to the Employment Agreement include participation in the Company's employee benefits programs made available to its senior executives, reimbursement for relocation expenses and a monthly housing allowance in connection with his relocation for a period of up to fifteen months from the commencement of his employment.
Under the terms of the Employment Agreement, Mr. Ayers is subject to various post-termination restrictions and obligations following his termination of employment for any reason. These include restrictions for eighteen months following the termination of his employment on engaging in any competitive activity or soliciting the customers and employees of the Company and its affiliates. He is also subject to non-disparagement and confidentiality obligations.
The information set forth above with respect to the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2013.
Mr. Ayer is 46 years old. Prior to accepting employment with the Company, Mr. Ayers served as Executive Vice President, President of Alcoa's Global Primary Products business. Prior to joining Alcoa, Mr. Ayers was President of the Forgings Division of Precision Castparts Corporation (“PCC”), and prior to that, was president of PCC's Wyman Gordon Forgings and

Special Metals businesses from 2004 -2006. None of the these prior businesses are a parent, subsidiary, or other affiliate of the Company.
Mr. Ayers is a member of the board of directors of Universal Stainless & Alloy Products, Inc. Mr. Ayers is a graduate of the Georgia Institute of Technology, where he received a bachelor's and master's degree in aerospace engineering. He obtained an MBA degree from the University of Connecticut.

Item 9.01        Financial Statements and Exhibits

(d)    Exhibits

99.1    Press Release dated May 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	May 15, 2013	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President and Chief Financial Officer